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                                                                    EXHIBIT 21.1

                      INTERMEDIA CAPITAL PARTNERS IV, L.P.

                                  SUBSIDIARIES



                                             STATE OF INCORPORATION        DBA AND ITS
                ENTITY                          OR REGISTRATION          STATE OF OPERATION
                ------                          ---------------          ------------------
InterMedia Partners IV, Capital Corp.*       DE

InterMedia Partners IV, L.P.                 CA

InterMedia Partners Southeast                N/A because entity is a
                                             General Partnership

InterMedia Partners of West Tennessee, L.P.  CA                          Volunteer Cable Vision, L.P.: TN

Robin Media Group, Inc.                      NV

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*       InterMedia Partners IV, Capital Corp. does not have any subsidiaries.